Exhibit 99.1

Media Contact:
Eddie Northen
Rollins Inc.
404.888.2242

Rollins, Inc. Announces Expanded Responsibilities for Beth Chandler

ATLANTA, May 10, 2017 – Rollins Inc., a global consumer services company (NYSE: ROL), announced today that Vice President and General Counsel, Beth Chandler, has expanded her responsibilities to oversee the company’s Internal Audit department. She will also become a member of the Executive Steering Committee.

In 2013, Beth joined Rollins, and her role quickly expanded to include large and international acquisitions, along with privacy and governance. In 2016, Beth took over the Risk Management group. With hard work and dedication, she has led her team to achieve great progress in streamlining operations. Adding the Internal Audit group to her responsibilities provides stronger synchronization between Risk, Legal and Internal Audit, all while improving compliance efforts.

“Beth has 25 years of compliance, governance and transactional experience, and we look forward to her expanded role to support the business operations,” said Vice President, Chief Financial Officer and Treasurer, Eddie Northen.

Beth received her J.D., magna cum laude, from the University of Georgia School of Law. She also received her B.B.A. in International Business, magna cum laude, with general honors from the University of Georgia.

About Rollins

Rollins Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC, HomeTeam Pest Defense, Orkin Canada, Western Pest Services, The Industrial Fumigant Company, Trutech LLC, Rollins Australia, Waltham Services LLC, PermaTreat and Crane Pest Control, the company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Mexico, Europe, South America, Central America, the Middle East, the Caribbean, Asia, the Mediterranean, Africa and Australia from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at http://orkin.com, http://pestdefense.com, http://orkincanada.ca, http://westernpest.com, http://indfumco.com, http://trutechinc.com, http://www.allpest.com.au/, http://walthamservices.com, www.permatreat.com, http://cranepestcontrol.com and http://rollins.com. You can also find this and other news releases at http://rollins.com by accessing the news releases button.

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